Exhibit 10.1

May 13, 2016

By Hand

Patrick Prevost

[Address]

Dear Patrick:

This transition and separation agreement (the “Agreement”) is to confirm the terms of the remainder of your employment with Cabot Corporation (“Cabot” or the “Company”) and the termination of your employment with the Company. You may accept this offer only by signing a copy of this letter where indicated below and returning it to Brian A. Berube at Cabot Corporation, 2 Seaport Lane, Boston, MA 02210, so that Mr. Berube receives it not later than June 3, 2016, and by not thereafter revoking this agreement; otherwise this offer shall be null and void.

You resigned from your position as President and Chief Executive Officer of the Company on and effective as of March 11, 2016 (the “Transition Date”).  You acknowledge and agree that as of the Transition Date you resigned from any and all (i) officer positions you held with the Company or any of its Affiliates (as defined below), (ii) memberships you held on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its Affiliates, other than the Board of Directors of the Company, and (iii) memberships you held on any of the committees of any such boards or bodies (all such resignations, together with your resignation from your position as President and Chief Executive Officer, the “Resignations”).  The Company, on its own behalf and on behalf of its Affiliates has accepted the Resignations, as of the Transition Date.  You agree to execute such documents confirming the Resignations as the Company may reasonably request.

From Transition Date through the date that your employment terminates (the “Separation Date”), you will continue to be employed by the Company as an advisor to the Company.  Provided that you comply in full with your obligations hereunder, it is expected that the Separation Date will be July 15, 2016.  The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period”.

During the Transition Period you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company (including, but not limited to, the Company’s medical, dental, life insurance and supplemental life insurance plans) in accordance with the terms of those plans.  During the Transition Period, you will perform such duties as may be assigned to you from time to time by the Non-Executive Chairman of the Board of Directors of the Company or by the President and Chief Executive Officer of the Company (the “CEO”) or his designee, including but not limited to assisting with an orderly transition of your duties and responsibilities to the CEO, meeting with customers and other constituents of the Company to facilitate this transition and providing advice to the Company based on your knowledge of the Company and its business.  You agree to continue to devote your best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time.

During the Transition Period you will remain an at-will employee of the Company.  If your employment terminates prior to July 15, 2016, the date of such termination of employment will be the “Separation Date” for purposes of this Agreement; it being understood that if the Company terminates your employment prior to July 15, 2016 for any reason other than “Cause”, as defined below, you shall be entitled, in addition to the Severance Benefits described below, to receive payment of your base salary through and including July 15, 2016, subject to your execution and non-revocation of the Release, as defined below, which payment shall be made within 30 days following the Separation Date.  Notwithstanding the foregoing, if the Company terminates your employment for Cause, you will not be eligible to receive the Severance Benefits (as defined below).  For purposes of this Agreement, “Cause”, as determined by the Company in its good faith, reasonable judgment, shall mean only  (i) your material breach of this Agreement, the Employee Agreement (as defined below) or any material written policy of the Company or its Affiliates which material breach, if susceptible to cure, remains uncured fourteen (14) days after the Company has provided written notice to you specifying in reasonable detail the nature of the alleged breach or (ii) your commission of a felony or other crime involving moral turpitude.  For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

You will receive, on the Separation Date, any base salary earned, but unpaid, as of the Separation Date, as well as pay, at your final base rate of pay, for any vacation days you earned but had not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company (together, the “Final Compensation”). You will receive the payments described in this paragraph regardless of whether or not you decide to accept the additional payments and benefits offered by Cabot in this Agreement.

Except as otherwise stated herein, this Agreement does not modify or supersede any obligations that you have to Cabot by law or otherwise, and you understand that you must return all written and other materials belonging to Cabot (whether hardcopy, in electronic form or otherwise) and in your possession or control, together with all copies of such materials, upon termination of your employment, other than such materials provided to and utilized by you incident to your performance of services as a member of the Board of Directors of the Company.

In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including your obligation to execute a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”) on or after the Separation Date (and within the time period described therein), the Company will provide you with the following payments and benefits.  If you do not timely execute the Release, or if the Release does not become effective in accordance with its terms, you shall not receive any of the payments or benefits described in paragraphs (1) through (6) below (collectively, the “Severance Benefits”).  The Severance Benefits shall only be made, commence, or become effective, as applicable, on the expiration of the seven-day period provided for in the Release, and only if such revocation rights are not timely exercised by you (such date, the “Effective Date”).

1.

Within 30 days following the Separation Date, Cabot will (a) pay to you an amount equal to $1,412,653, which represents (i) a separation and transition payment of $246,653 and (ii) a payment of $1,166,000, which represents your fiscal year 2016 annual Short-Term Incentive award, payable at target, and (b) make a contribution of $116,600 to the Company’s Supplemental 401(k) Plan in respect of the annual Short-Term Incentive award payment described in subparagraph (a)(ii) above, in each case, reduced by any deductions and withholding that Cabot determines is required by law or otherwise.

2.	With respect to equity awards granted to you under the Cabot Corporation 2009 Long-Term Incentive Plan (the “LTIP”), as of the Effective Date:

a.	any stock options that are outstanding and unvested on the Separation Date shall vest and become exercisable;

b.	any time-based restricted stock units that are outstanding on the Separation Date shall vest;

c.

any performance-based restricted stock units that are outstanding on the Separation Date for which the performance period has not been completed shall vest, with the number of such units to be determined assuming that the performance metrics applicable to such awards had been achieved at target; and

d.

any performance-based restricted stock units that are outstanding on the Separation Date for which the performance period has been completed and that remain subject to time-based vesting shall vest to the extent previously earned.

A summary of the options and restricted stock units that will vest pursuant to these provisions is set forth in Exhibit B attached to this Agreement.

Except as specifically modified by the preceding sentences and Paragraph 3 below, the equity awards granted to you shall continue to be administered in accordance with the terms of the LTIP and the terms of award agreements evidencing such awards. Awards of restricted stock units shall be settled in accordance with the terms of the LTIP and the award agreements under which they were granted. Upon the vesting or settlement of the restricted stock units described above, unless you instruct the Company otherwise, to satisfy any tax withholding requirements arising in connection with the vesting or settlement of such awards, the Company will withhold shares of Company common stock from the shares otherwise deliverable to you in accordance with the terms of the applicable award agreements evidencing such equity awards.

3.

Cabot agrees that the period of time during which you shall be able to exercise any vested options to purchase Company common stock held by you at the Separation Date, after taking into account any acceleration under paragraph 2(a) above, shall be the earlier of (i) October 15, 2019 and (ii) the original expiration date of such option. Except as specifically modified by the preceding sentence, any such exercise of vested stock options by you shall be in accordance with the terms of the LTIP and the terms of the award agreements under which such stock options were granted.

4.

Your benefits under the Cabot Corporation Deferred Compensation Plan and the Supplemental 401(k) Plan (together, the “Deferred Compensation Plans”) shall be paid in accordance with the terms of the Deferred Compensation Plans; provided that in no event shall any benefits under the Deferred Compensation Plans be paid earlier than six months following the Separation Date.

5.

If you timely elect to continue medical and/or dental coverage in accordance with COBRA (as outlined in the materials being provided to you), then from the Separation Date until the earlier of (i) the 18-month anniversary of the Separation Date, or (ii) the termination of such coverage in compliance with COBRA, you will pay the same cost of such medical and/or dental coverage as paid from time-to-time by active employees of the Company generally; Cabot shall pay the balance of such cost.  Upon conclusion of this 18-month period, Cabot will cease paying the balance of such COBRA cost.  At such time, you will be responsible for paying the entire cost of the COBRA coverage for the remaining amount of time (if any) you are legally entitled to it.  Following your COBRA coverage period, you shall be eligible to participate in Cabot’s retiree medical program in accordance with its terms. Cabot reserves the right to amend, modify, terminate or discontinue the medical and dental coverage or benefits provided to its employees or former employees, or the costs associated therewith, at any time. Likewise, if the benefits described in this paragraph are in violation of any laws or regulations that go into effect subsequent to the date first set forth above, in whole or in part, Cabot reserves the right to amend, modify, terminate or discontinue the benefits described in this paragraph in accordance with such laws or regulations.
6.	Cabot will reimburse you for reasonable legal expenses incurred by you in connection with negotiating the terms and conditions of this Agreement, up to a maximum of $15,000.
7.

For and in consideration of the payments and benefits provided to you under this Agreement, which are conditioned on your signing the Release, and to which you acknowledge you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you, on your own behalf and that of your heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and any other person or entity claiming through or under you, hereby release and forever discharge the Company and its subsidiaries and other Affiliates, and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, insurers, employees, agents, representatives, consultants, successors and assigns, any employee benefit plans maintained by or on behalf of the Company or its subsidiaries, Affiliates, or successors, or any of the trustees or administrators thereof, and all others connected with any of the foregoing, in their official and individual capacities (collectively, the “Releasees”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or  unknown, suspected or unsuspected, contingent or otherwise, which you now have or ever have had against the Releasees, or any of them,  in any way related to, connected with or arising out of your employment and/or other relationship with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical and Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment or fair employment practices laws of the Commonwealth of Massachusetts and any other state or states in which you have provided services to the Company or its Affiliates (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that you sign this Agreement, and hereby waive all such Claims.

Notwithstanding the foregoing, this release does not include and will not preclude a claim for or with respect to: (a) base salary payable through the Separation Date, or accrued, unused vacation time as recorded on the Company’s books as of the Separation Date; (b) vested benefits under any Company employee benefit plan; (c) your COBRA rights; (d) payments and benefits under this Agreement; (e) any claim which, as a matter of law, cannot be released by private agreement; and (f) rights to be indemnified by Cabot under Cabot’s By-Laws and/or Cabot’s Restated Certificate of Incorporation or as an officer or former officer of Cabot to insurance coverage under Cabot’s directors’ and officers’ insurance program in accordance with its terms.

a.

Notwithstanding the generality of the foregoing, nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Nonetheless, you acknowledge that you shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against the Releasees, without regard as to who brought said complaint or charge.

8.

You affirm and warrant that you have not filed any complaints, charges or claims for relief against Cabot with any local, state or federal court or administrative agency. You also affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as expressly provided in this Agreement. You acknowledge that, upon receiving the Final Compensation, you will have received pay for all work you have performed for the Company. You will not continue to earn vacation or other paid time off after the Separation Date. You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Releasees, including any allegations of fraud or impropriety.

9.

You understand and agree that, except as otherwise provided in paragraph 5 above, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans.

10.

You acknowledge that you continue to be bound by your obligations under the Employee Agreement between you and the Company dated as of November 30, 2007 (the “Employee Agreement”), including without limitation your non-disclosure, non-competition and non-solicitation obligations set forth in Sections 4, 5, 10, 11 and 12 thereof. For the avoidance of doubt, nothing contained herein and or in the Employee Agreement will limit, or in any other way affects, your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.  Further, nothing in this Agreement is intended to preclude you from continuing to serve as a Director of General Cable, and, should you wish to join the Board of any other company, such opportunity will be discussed with and reviewed by the Governance and Nominating Committee of the Board, all in accordance with the Company’s Corporate Governance Guidelines.

11.

You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement. You understand and agree that these restraints are necessary for the reasonable and proper protection of the legitimate business interests of Cabot (including, for purposes of this paragraph 11, Cabot, its Affiliates and its subsidiaries), and that a breach by you of any one of these restraints would cause irreparable harm and damage to Cabot. You further acknowledge that damages would not be an adequate remedy for a breach or threatened breach by you of any one of the covenants referenced in paragraph 10. You therefore agree that Cabot shall be entitled to the enforcement of this Agreement by injunction, specific performance or other equitable relief, without need of posting a bond and without prejudice to any other rights and remedies that Cabot may have under this Agreement or under applicable law. You further agree that in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. In the event of any breach, or alleged or threatened breach, of this Agreement, you hereby consent and submit to the jurisdiction of the federal and state courts in and of the Commonwealth of Massachusetts, and this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

12.

You agree to offer reasonable cooperation to the Company hereafter with respect to all matters arising during or related to your employment with the Company, including, but not limited to, all matters in connection with any governmental investigation, litigation, arbitration or other proceeding which may have arisen as of, or which may arise following, the Separation Date, and the filing and prosecution of any patent application(s) worldwide. Cabot will reimburse you your out-of-pocket expenses incurred in complying with Company requests hereunder, provided that such expenses are authorized by the Company in advance.

13.

This Agreement does not affect, modify or alter your rights to be indemnified by Cabot under Section 14 of Cabot’s By-laws and/or Article Eight of Cabot’s Restated Certificate of Incorporation. Furthermore, this Agreement does not affect, modify or alter your individual rights as an officer or former officer of Cabot to insurance coverage under Cabot’s directors’ and officers’ insurance program in accordance with its terms.

14.

You hereby represent and acknowledge that in executing this Agreement, you do not rely and have not relied upon any representation or statement (other than the express terms of this Agreement) made by Cabot or by any agents, representatives or attorneys of Cabot with regard to the subject matter, basis or effect of this Agreement. This Agreement (including Exhibits A and B) constitutes the entire agreement between you and Cabot and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment at Cabot and its termination and all related matters. In addition, your rights and obligations under Cabot’s benefit plans, including but not limited to the Deferred Compensation Plans, shall be governed by the terms of such plans.

15.	This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

16.

The parties agree that neither this Agreement nor the furnishing of any consideration herein shall be deemed or construed at any time for any purposes as an admission by Cabot of any liability or unlawful conduct of any kind.

17.

You agree that you have been given at least 21 calendar days within which to consider this Agreement (the “consideration period”) and that the consideration period will end on June 3, 2016 (though you may sign this Agreement prior to June 3, 2016 if you voluntarily choose to do so), that you fully understand and have voluntarily agreed to all of the terms of this Agreement and that Cabot has advised you to consult with an attorney concerning this Agreement (including without limitation the release of claims contained herein), which creates legally binding obligations.

18.	Amounts payable under this Agreement will be reduced by all applicable tax and other required withholdings.

19.

THIS AGREEMENT SPECIFICALLY WAIVES ALL RIGHTS AND CLAIMS YOU MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT. In accordance with these statutes, the Company advises you to consult with counsel prior to your execution of this Agreement. You acknowledge that you have had ample opportunity to consult with counsel prior to your execution of this Agreement, and were encouraged and advised in writing to do so. By signing this Agreement, you acknowledge and agree that you are not waiving any rights or claims under the Age Discrimination in Employment Act which may arise after this Agreement is executed. Your waiver of claims under the Age Discrimination in Employment Act is in exchange for consideration that is in addition to anything of value to which you were already entitled. By signing this Agreement, you acknowledge that you have carefully read and fully understand all of its provisions, and knowingly and voluntarily intend to be legally bound by all of the terms in this Agreement. You further acknowledge that you have relied solely and completely upon your own judgment and/or the advice of counsel in entering into this Agreement.

If the terms of this Agreement are acceptable to you, please sign and return a copy of this letter to Brian A. Berube at Cabot Corporation, 2 Seaport Lane, Boston, MA 02210, within 21 days, that is, by June 3, 2016. If you sign this Agreement prior to the end of this 21-day period, you certify that you knowingly and voluntarily decided to sign it after considering it for less than 21 days, and your decision to do so was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offers herein.

If you accept the foregoing offer, you shall have the right to revoke this Agreement by delivering or sending to Mr. Berube at the address above written notice of revocation so that your notice of revocation is received by Mr. Berube within seven calendar days after the date that this letter is signed by you. If you revoke within this time period, this Agreement shall be null and void in its entirety and you will not be entitled to any additional payments and benefits set forth in this Agreement. Otherwise this Agreement shall be binding upon you, your heirs and representatives and shall inure to the benefit of, and be binding upon, Cabot and its successors and assigns.

This Agreement shall be treated as a contract under seal for purposes of Massachusetts law.

Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to terminate the Severance Benefits and require that you repay or forfeit, as applicable, any Severance Benefits previously paid or provided to you hereunder (or any gains in respect of LTIP awards the vesting of which accelerates as provided in paragraph 2 hereof) at any time if the Company determines that you have breached any of the terms and conditions of this Agreement or the Employee Agreement, but any such termination of Severance Benefits shall not relieve you of your obligations and undertakings under this Agreement (including without limitation your release of claims under this Agreement).

Very truly yours,

CABOT CORPORATION

By:	/s/ Sean D. Keohane
Sean D. Keohane
President and Chief Executive Officer

Having carefully read and fully understanding the provisions and effects of this Agreement, the foregoing offer by Cabot Corporation is knowingly and voluntarily accepted and agreed to this 17th day of May, 2016.

/s/ Patrick Prevost
Patrick Prevost

Exhibit A

Post-Employment General Release and Waiver of Claims

For and in consideration of certain benefits to be provided to me under the Separation and Transition Agreement between me and Cabot Corporation (the “Company”), dated as of May 13, 2016 (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and any other person or entity claiming through or under me, I hereby release and forever discharge the Company and its subsidiaries and other affiliates, and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, insurers, employees, agents, representatives, consultants, successors and assigns, any employee benefit plans maintained by or on behalf of the Company or its subsidiaries, affiliates, or successors, or any of the trustees or administrators thereof, and all others connected with any of the foregoing, in their official and individual capacities (collectively, the “Releasees”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Releasees, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment or fair employment practices laws of the Commonwealth of Massachusetts and any other state or states in which I have provided services to the Company or its affiliates (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.  Further, this release does not include and will not preclude a claim for or with respect to: (a) base salary payable through the Separation Date; or accrued, unused vacation time as recorded on the Company’s books as of the Separation Date; (b) vested benefits under any Company employee benefit plan; (c) my COBRA rights; (d) payments and benefits under the Agreement; (e) any claim which, as a matter of law, cannot be released by private agreement; and (f) my rights to be indemnified by Cabot under Cabot’s By-Laws and/or Cabot’s Restated Certificate of Incorporation or as an officer or former officer of Cabot to insurance coverage under Cabot’s directors’ and officers’ insurance program in accordance with its terms.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company hereby advises me to consult an attorney before signing it.  I further acknowledge that I may not sign this Release of Claims prior to the Separation Date (as such term is defined in the Agreement), but must sign this Release of Claims by the later of (i) five (5) days following the Separation Date (as defined in the Agreement) and (ii) twenty-one (21) days following the date hereof.  In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any person of my choosing; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims.  I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to Brian A. Berube at Cabot Corporation prior to the end of the seven (7)-day revocation period.  I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

I represent and warrant that I have (i) returned to the Company any and all non-public documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its affiliates in my possession or control, and (ii) not retained any copy of any non-public Company documents, materials or information (whether in hardcopy, on electronic media or otherwise), other than such materials provided to and utilized by me incident to my performance of services as a member of the Board of Directors of the Company. I agree that I will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, I acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on any of its computer equipment or on its computer network or system.

Accepted and agreed:

Signature:	/s/ Patrick Prevost
Patrick Prevost

Date:	7/15/2016

Exhibit B
Time-Based Restricted Stock Units (TSUs)
Grant Date	Number of units the vesting of which is to be accelerated
11/8/2013	23,939
11/14/2014	24,766
11/12/2015	28,831
Total	77,536

Stock Options
Grant Date	Exercise Price	Outstanding options the vesting of which is to be accelerated
11/8/2013	$47.62	28,976
11/14/2014	$46.03	59,375
11/12/2015	$39.54	121,683
Total		210,034

Performance-Based Restricted Stock Units (PSUs)
Grant Date	Performance Cycle Fiscal Year	Number of units the vesting of which is to be accelerated
11/08/2013	2014	9,013
	2015	931
	2016	9,310
Total Nov 2013 Grant		19,254
11/14/2014	2015	6,010
	2016	9,632
	2017	9,631
Total Nov 2014 Grant		25,273
11/12/2015	2016	11,212
	2017	11,212
	2018	11,212
Total Nov 2015 Grant		33,636
TOTAL		78,163